Exhibit 99.1

                Rogers Corporation Expects Impairment Charge and
                        Updates Second Quarter Guidance


    ROGERS, Conn.--(BUSINESS WIRE)--July 7, 2005--Rogers Corporation (NYSE:ROG) today announced that it expects to take a non-cash charge related to the write-down of impaired assets within the High Performance Foams business segment in the range of $11 to $14 million, after tax, or $0.67 to $0.85 per diluted share. The Company also revised guidance for the second quarter of fiscal 2005. The Company will hold a conference call for investors on July 8, 2005 at 9:00AM to discuss the non-cash charge and the Company's revised guidance. A Q&A session will immediately follow management's comments.
    Rogers projects second quarter net sales to be approximately $84 million compared to the April 21, 2005 guidance of $89 to $93 million. The Company expects a second quarter net loss between $0.42 and $0.56 per diluted share, which includes an impairment charge of $0.67 to $0.85 per diluted share. Excluding the impairment charge, earnings for the quarter are projected to be $0.25 to $0.29 per diluted share, versus previous guidance of $0.40 to $0.44 per diluted share.
    The non-cash impairment charge, determined in accordance with Statement of Financial Accounting Standards (SFAS) No.144, involves writing down the value of the assets associated with the polyolefin foam business, which is reported within the High Performance Foams business segment. As previously discussed, this operation, part of the Company's Carol Stream, Illinois facility, has continued to underperform, resulting in poor operational efficiency and yields, and has also incurred significant raw material price increases. Rogers determined that these conditions, and the resulting operating losses, are not temporary and result in the impairment of the related assets. Robert D. Wachob, President and CEO, commented, "The polyolefin acquisition was clearly not what we had expected, and as a result we have made a number of changes which include an additional reduction in this workforce that was effective July 5th. By the fourth quarter we expect to have eliminated all unprofitable products, making this business cash flow neutral, thereby increasing our earnings per share by about $0.07 per quarter."
    Robert D. Wachob further commented, "The main causes of our reduced second quarter earnings estimate, excluding the impairment charge, are lower than expected sales of our flexible circuit materials and lower profit from our joint ventures. In the second quarter, our flex customers projected that orders would increase about 10% over the first quarter. Instead we saw a 35% decline in sales due to a number of programs coming to end-of-life, new program start-up delays, and a continued inventory drawdown. Additionally, our joint ventures experienced lower than expected sales."
    Mr. Wachob concluded, "We are confident that the excess inventories in the flex circuit supply chain are now depleted as our order rate has increased significantly, and we have multiple new adoptions entering production with more expected as we progress into the third quarter. Third quarter sales of flexible laminates are projected to increase approximately 40% over the second quarter. Looking forward to the rest of the year, we expect significant earnings improvement in each of the last two quarters of 2005."
    To participate in the July 8, 2005 9:00AM conference call, please call: 1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no pass code for the live teleconference. For playback access, available through 11:59PM (Eastern Time) July 15, 2005, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally. The pass code for the audio replay is 7733603. The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation Web site at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers Web site beginning two hours following the webcast.
    Rogers expects to report its fiscal second quarter results on July 20, 2005 and hold its quarterly earnings conference call on July 21, 2005.
    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2004 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of July 7, 2005, and Rogers undertakes no duty to update this information unless required by law.


    CONTACT: Rogers Corporation
             Edward Joyce, 860-779-5705
             Fax: 860-779-5509
             E-mail: edward.joyce@rogerscorporation.com
             Rogers' Web site: www.rogerscorporation.com